Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

FOR RELEASE AT 5:30 AM PDT
JULY 29, 2011

CHEVRON REPORTS SECOND QUARTER NET INCOME OF $7.7 BILLION,
UP FROM $5.4 BILLION IN SECOND QUARTER 2010
•	Upstream earnings of $6.9 billion increase $2.3 billion on higher prices for crude oil
     SAN RAMON, Calif., July 29, 2011 — Chevron Corporation (NYSE: CVX) today reported earnings of $7.7 billion ($3.85 per share — diluted) for the second quarter 2011, compared with $5.4 billion ($2.70 per share — diluted) in the 2010 second quarter.
     Sales and other operating revenues in the second quarter 2011 were $67 billion, up from $51 billion in the year-ago period, mainly due to higher prices for crude oil and refined products.
Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of dollars	2011	2010	2011	2010

Earnings by Business Segment
Upstream	$6,871	$4,542	$12,848	$9,266
Downstream	1,044	975	1,666	1,171
All Other	(183)	(108)	(571)	(476)

Total (1)(2)	$7,732	$5,409	$13,943	$9,961

(1) Includes foreign currency effects	$(81)	$241	$(245)	$43
(2) Net income attributable to Chevron Corporation (See Attachment 1)
     “Our second quarter financial performance was very strong,” said Chairman and CEO John Watson. “Earnings gains versus last year’s quarter were primarily in our oil and gas exploration and production business, resulting from higher crude oil prices on world markets.”
     Watson commented, “We continued to advance our major capital projects, resumed important exploration and development drilling activity in the deepwater Gulf of Mexico and acquired new upstream resource opportunities in the second quarter.” These achievements include:
•	Kazakhstan/Russia — Marked the start of the construction phase for expansion of the Caspian Pipeline Consortium’s pipeline, which carries crude oil from western Kazakhstan to a dedicated terminal on the Black Sea. The design capacity of the pipeline will increase to 1.4
- MORE -

million barrels per day from its current capacity of 730,000 barrels per day. The project is planned to be implemented in three phases, with capacity increasing progressively from 2012 to 2015.

•	Australia — Received recommendation of conditional environmental approval for the Wheatstone liquefied natural gas (LNG) project from Western Australia’s Environmental Protection Authority. The company will continue negotiations to finalize the permit conditions as it works toward a final investment decision on the project in the second half of this year.

•	Australia — Signed binding Sales and Purchase Agreements with Tokyo Electric for Wheatstone LNG.

•	Bulgaria — Awarded an exploration permit for a prospective shale gas block of more than 1 million acres in northeastern Bulgaria.

•	United States — Returned to work in the Gulf of Mexico with three rigs active in the deepwater, drilling the Moccasin exploration well, the Buckskin appraisal well and the Tahiti 2 development program. The company is also drilling on the Gulf of Mexico Shelf to test the ultra-deep gas play.

•	United States — Acquired additional acreage in the Marcellus Shale, including from Chief Oil and Gas LLC and Tug Hill, Inc., primarily in Pennsylvania.
     “We reached an important milestone in streamlining our downstream asset portfolio with receipt of government approval for the planned sale of our refining and marketing assets in the United Kingdom and Ireland,” Watson added. The sale is expected to close in the third quarter. The company also completed the sale of its fuels-marketing and aviation businesses in three Central American countries in the second quarter 2011, as well as other assets in China and North America.
     The company purchased $1 billion of its common stock in the second quarter 2011 under its share repurchase program.
UPSTREAM
     Worldwide net oil-equivalent production was 2.69 million barrels per day in the second quarter 2011, down from 2.75 million barrels per day in the 2010 second quarter. Production increases from project ramp-ups in Canada and the United States and new volumes stemming from the acquisition of Atlas Energy, Inc. were more than offset by an approximately 40,000 barrels per day negative effect of higher prices on volumes related to cost-recovery and variable-royalty contract terms, and normal field declines.
- MORE -

     U.S. Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2011	2010	2011	2010

Earnings	$1,950	$1,090	$3,399	$2,246

     U.S. upstream earnings of $1.95 billion in the second quarter 2011 were up $860 million from a year earlier. The benefit of higher crude oil realizations was partly offset by higher operating expenses.
     The company’s average sales price per barrel of crude oil and natural gas liquids was $104 in the second quarter 2011, compared with $71 a year ago. The average sales price of natural gas was $4.35 per thousand cubic feet, up from $4.01 in last year’s second quarter.
     Net oil-equivalent production of 694,000 barrels per day in the second quarter 2011 was down 2 percent, or 14,000 barrels per day, from a year earlier. The decrease in production was associated with normal field declines and maintenance-related downtime. Partially offsetting this decrease was production from the acquisition of Atlas Energy, Inc. and increases at Perdido in the Gulf of Mexico. The net liquids component of oil-equivalent production decreased 2 percent in the 2011 second quarter to 478,000 barrels per day, while net natural gas production declined 1 percent to 1.30 billion cubic feet per day.
     International Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2011	2010	2011	2010

Earnings*	$4,921	$3,452	$9,449	$7,020

*Includes foreign currency effects	$26	$107	$(90)	$5
     International upstream earnings of $4.92 billion increased $1.47 billion from the second quarter 2010. Higher realizations for crude oil increased earnings between quarters. This benefit was partly offset by higher operating expenses, including fuel, and increased exploration expense. Tax charges were also higher between periods. Foreign currency effects increased earnings by $26 million in the 2011 second quarter, compared with an increase of $107 million a year earlier.
     The average sales price for crude oil and natural gas liquids in the 2011 second quarter was $107 per barrel, compared with $71 a year earlier. The average price of natural gas was $5.49 per thousand cubic feet, up from $4.40 in last year’s second quarter.
     Net oil-equivalent production of 2.00 million barrels per day in the second quarter 2011 was down 38,000 barrels per day from a year ago. Production increases from project ramp-ups in Canada and Brazil were more than offset by an approximately 40,000 barrels per day negative effect of higher prices on volumes related to cost-recovery and variable-royalty contractual terms, and normal field declines. The net liquids component of oil-equivalent production decreased 2 percent to 1.39 million barrels per day, while net natural gas production declined 1 percent to 3.67 billion cubic feet per day.
- MORE -

DOWNSTREAM
     U.S. Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2011	2010	2011	2010

Earnings	$564	$433	$1,006	$515

     U.S. downstream operations earned $564 million in the second quarter 2011, compared with $433 million a year earlier. Earnings mainly benefited from improved margins on refined product sales and higher earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
     Refinery crude-input of 875,000 barrels per day in the second quarter 2011 decreased 42,000 barrels per day from the year-ago period.
     Refined product sales of 1.27 million barrels per day were down 140,000 barrels per day from the second quarter of 2010, mainly due to lower gasoline and jet fuel sales. Branded gasoline sales decreased 16 percent to 510,000 barrels per day, largely due to previously completed exits from selected eastern U.S. retail markets.
     International Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2011	2010	2011	2010

Earnings*	$480	$542	$660	$656

*Includes foreign currency effects	$(94)	$131	$(132)	$35
     International downstream operations earned $480 million in the second quarter 2011, compared with $542 million a year earlier. Earnings benefited from improved refined product margins in the 2011 second quarter. However, foreign currency effects decreased earnings by $94 million in the 2011 quarter, compared with an increase of $131 million a year earlier.
     Refinery crude-input of 1.02 million barrels per day increased 63,000 barrels per day from the second quarter of 2010. Total refined product sales of 1.83 million barrels per day in the 2011 second quarter were 3 percent higher than a year earlier, mainly due to increased sales of fuel oil.
ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2011	2010	2011	2010

Net Charges*	$(183)	$(108)	$(571)	$(476)

*Includes foreign currency effects	$(13)	$3	$(23)	$3
- MORE -

     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the second quarter 2011 were $183 million, compared with $108 million in the year-ago period. The change between periods was mainly due to higher corporate tax charges and employee compensation and benefit expenses. Foreign currency effects increased net charges by $13 million in the 2011 second quarter, compared with a $3 million reduction in net charges last year.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first six months of 2011 were $13.4 billion, compared with $9.4 billion in the corresponding 2010 period. This represents 52 percent of the company’s planned annual capital and exploratory expenditures announced in December 2010. The amounts included $584 million in 2011 and $609 million in 2010 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 91 percent of the companywide total in 2011. These amounts exclude the acquisition of Atlas Energy, Inc., which was accounted for as a business combination.
# # #
NOTICE
     Chevron’s discussion of second quarter 2011 earnings with security analysts will take place on Friday, July 29, 2011, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected third quarter 2011 interim performance data for the company and industry on its Web site on Tuesday, October 11, 2011, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins;
- MORE -

actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 through 34 of the company’s 2010 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.
- MORE -

Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Six Months
(unaudited)	Ended June 30		Ended June 30
	2011	2010	2011	2010
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$66,671	$51,051	$125,083	$97,792
Income from equity affiliates	1,882	1,650	3,569	2,885
Other income	395	303	637	506

Total Revenues and Other Income	68,948	53,004	129,289	101,183

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	40,759	30,604	75,960	57,748
Operating, selling, general and administrative expenses	6,460	5,727	12,623	11,358
Exploration expenses	422	212	590	392
Depreciation, depletion and amortization	3,257	3,141	6,383	6,223
Taxes other than on income *	4,843	4,537	9,404	9,009
Interest and debt expense	—	17	—	37

Total Costs and Other Deductions	55,741	44,238	104,960	84,767

Income Before Income Tax Expense	13,207	8,766	24,329	16,416
Income tax expense	5,447	3,322	10,330	6,392

Net Income	7,760	5,444	13,999	10,024
Less: Net income attributable to noncontrolling interests	28	35	56	63

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$7,732	$5,409	$13,943	$9,961

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.88	$2.71	$6.99	$4.99
- Diluted	$3.85	$2.70	$6.94	$4.97
Dividends	$0.78	$0.72	$1.50	$1.40

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,994,007	1,996,393	1,994,369	1,995,692
- Diluted	2,008,995	2,006,000	2,008,791	2,005,114

* Includes excise, value-added and similar taxes.	$2,264	$2,201	$4,398	$4,273

Attachment 2
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months		Six Months
	Ended June 30		Ended June 30
	2011	2010	2011	2010
Upstream
United States	$1,950	$1,090	$3,399	$2,246
International	4,921	3,452	9,449	7,020

Total Upstream	6,871	4,542	12,848	9,266

Downstream
United States	564	433	1,006	515
International	480	542	660	656

Total Downstream	1,044	975	1,666	1,171

All Other (1)	(183)	(108)	(571)	(476)

Total (2)	$7,732	$5,409	$13,943	$9,961

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2011	Dec. 31, 2010
Cash and Cash Equivalents	$13,335	$14,060
Time Deposits	$4,408	$2,855
Marketable Securities	$221	$155
Total Assets	$201,717	$184,769
Total Debt	$11,520	$11,476
Total Chevron Corporation Stockholders’ Equity	$115,653	$105,081

	Three Months		Six Months
	Ended June 30		Ended June 30
	2011	2010	2011	2010
CAPITAL AND EXPLORATORY EXPENDITURES(3)
United States
Upstream	$3,298	$679	$4,281	$1,532
Downstream	301	331	532	603
Other	310	68	346	102

Total United States	3,909	1,078	5,159	2,237
International
Upstream	4,187	3,743	7,861	6,772
Downstream	245	218	366	412
Other	2	4	3	4

Total International	4,434	3,965	8,230	7,188

Worldwide	$8,343	$5,043	$13,389	$9,425

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:

United States	$74	$71	$139	$154
International	276	240	445	455

Total	$350	$311	$584	$609

Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Six Months
	Ended June 30		Ended June 30
	2011	2010	2011	2010
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	478	488	480	496
International	1,388	1,422	1,408	1,425

Worldwide	1,866	1,910	1,888	1,921

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,299	1,317	1,284	1,347
International	3,670	3,699	3,748	3,711

Worldwide	4,969	5,016	5,032	5,058

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	694	708	694	721
International	2,000	2,038	2,033	2,043

Worldwide	2,694	2,746	2,727	2,764

SALES OF NATURAL GAS (MMCF/D):
United States	5,724	5,770	5,744	5,888
International	4,386	4,740	4,412	4,430

Worldwide	10,110	10,510	10,156	10,318

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	162	171	160	165
International	91	103	91	103

Worldwide	253	274	251	268

SALES OF REFINED PRODUCTS (MB/D):
United States	1,269	1,407	1,275	1,378
International (5)	1,828	1,775	1,806	1,751

Worldwide	3,097	3,182	3,081	3,129

REFINERY INPUT (MB/D):
United States	875	917	877	903
International	1,017	954	1,024	973

Worldwide	1,892	1,871	1,901	1,876

(1) Includes interest in affiliates.
(2) Includes: Canada — Synthetic Oil	41	16	38	20
Venezuela Affiliate — Synthetic Oil	31	29	31	29
(3) Includes natural gas consumed in operations (MMCF/D):

United States	76	63	71	65
International	475	431	487	460

(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	572	541	574	542